UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MYLAN N.V.

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(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Mylan N.V.

Supplement to the Proxy Statement for the Extraordinary General Meeting of

Shareholders to be held on August 28, 2015

This proxy statement supplement (this “Proxy Supplement”) supplements, updates and amends the definitive proxy statement of Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (“Mylan”, “we,” “our” and “us”) filed with the Securities and Exchange Commission (the “SEC”) on July 28, 2015 (the “Proxy Statement”) regarding the extraordinary general meeting of shareholders to be held on Friday, August 28, 2015 at 1:00 pm Central European Time (CET) at Hotel Okura Amsterdam, Ferdinand Bolstraat 333, 1072 LH Amsterdam, the Netherlands, in connection with the proposed acquisition of Perrigo Company plc (“Perrigo”). The record date (registratiedatum) for the extraordinary general meeting is July 31, 2015. The Proxy Statement was first mailed to shareholders of Mylan on July 31, 2015.

This Proxy Supplement contains important supplemental information to the Proxy Statement and should be read in conjunction with the Proxy Statement. Except as supplemented, updated or amended by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy in advance of the extraordinary general meeting or in person at the extraordinary general meeting. To the extent that information in this Proxy Supplement differs from, conflicts with, or updates information contained in the Proxy Statement, the information in this Proxy Supplement is more current and shall prevail. Terms used and not otherwise defined in this Proxy Supplement have the respective meanings ascribed to such terms in the Proxy Statement.

At the extraordinary general meeting, Mylan shareholders will consider a proposal, as further described in the Proxy Statement, to approve the acquisition, directly or indirectly (whether by way of an offer (and subsequent compulsory acquisition) or any other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of such acquisition (the “Acquisition”) and the issuance of Mylan ordinary shares to Perrigo shareholders (the “Share Issuance” and, together with the Acquisition, the “Transaction”) as part of the consideration in the Acquisition (the “Proposal”).

This Proxy Supplement does not change the Proposal to be acted upon at the extraordinary special meeting. Mylan is providing you with the following additional information in order to further assist you in voting your Mylan ordinary shares at the extraordinary general meeting.

This Proxy Supplement is dated August 20, 2015 and is being made available to the shareholders of Mylan on August 20, 2015.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL

MEETING AND VOTING

Q:	How does the Mylan Board recommend that I vote?

A:	The Mylan Board unanimously approved the Acquisition and the Share Issuance. The Mylan Board unanimously recommends that the Mylan shareholders vote “FOR” the Proposal.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into the Proxy Statement and this Proxy Supplement and vote your shares either in person or by telephone, the internet or the use of a proxy card, as described in the Proxy Statement.

Q:	How do I vote?

A:	Mylan shareholders may cast their votes at the meeting or over the internet, by submitting a proxy card or by calling a toll-free number in accordance with the instructions contained in the Proxy Statement.

For more information about how to vote, please see “The Extraordinary General Meeting—Voting in Person” and “The Extraordinary General Meeting—Voting of Proxies” beginning on pages 34 and 35, respectively, of the Proxy Statement.

Q:	Can I change my vote after I have returned a proxy card?

A:	Yes. You can change your vote of your Mylan ordinary shares as indicated on your proxy card or revoke your proxy at any time prior to 12:00 pm Central European Time (CET) on the date of the extraordinary general meeting of shareholders (the “Cut-Off Time”). You can do this by (a) voting again by telephone or the internet, (b) submitting another properly executed proxy card, dated as of a later date, in writing (to be sent to Mylan’s office address as set forth in the Notice of Extraordinary General Meeting of Shareholders included in the Proxy Statement to the attention of Mylan’s Corporate Secretary) or (c) giving notice of your attendance at the meeting (prior to the Cut-Off Time) and voting in person.

Q:	Who can help answer my questions?

A:	If you have questions about the Transaction or the Proposal to be voted on at the extraordinary general meeting, or if you desire copies of the Proxy Statement, this Proxy Supplement or additional proxy cards, you should contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 750-9499 (toll free)

+1 (212) 750-5833 (banks and brokers)

Q:	Where can I find more information about Mylan?

A:	You can find more information about Mylan from various sources described under “Where You Can Find More Information” beginning on page 9 of this Proxy Supplement.

ADDITIONAL DEVELOPMENTS

Reduction of the Acceptance Condition

On August 13, 2015, Mylan announced that it exercised its option, as described in the Proxy Statement, to formally reduce the acceptance condition to its offer to acquire Perrigo (the “offer”) by lowering the acceptance threshold from not less than 80% of Perrigo ordinary shares to greater than 50% of Perrigo ordinary shares. Following Mylan’s announcement, the acceptance condition to the offer described in the Proxy Statement is now in respect of valid acceptances by such number of Perrigo ordinary shares representing greater than 50% of the entire issued and unconditionally allotted (i.e., shares which a person has an unconditional right to have issued to him/her, but which have not yet been issued) Perrigo ordinary shares (calculated on a fully diluted basis).

Lowering of the acceptance threshold for the offer is subject to certain risks as described in the Proxy Statement. See “Mylan will have significant additional indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations with respect to such indebtedness. Any refinancing of this debt could be at significantly higher interest rates. Mylan’s substantial indebtedness could lead to adverse consequences” on page 26 of the Proxy Statement and “Failure to acquire 100% of the Perrigo ordinary shares may affect our ability to complete any post-closing restructuring of Perrigo and its subsidiaries. This could reduce or delay the operational or other synergies to Mylan” on page 28 of the Proxy Statement. Also, you should read the remainder of this Proxy Supplement, which describes certain additional considerations related to the reduction of the acceptance condition.

Mylan has carefully reviewed Perrigo’s publicly available information in connection with estimating the annual pre-tax operational synergies from the Transaction and believes based on its prior experience integrating other acquired companies, including Mylan Laboratories Limited (formerly Matrix Laboratories Limited), which Mylan acquired less than 100% of in 2007 and operated as a controlled subsidiary until 2015, that it can successfully manage the additional risks described above and realize the anticipated operational synergies from the Transaction. Accordingly, the possibility of operating Perrigo as a controlled subsidiary does not change any of Mylan’s key assumptions regarding the categories of operational synergies available or the potential opportunity within each category, and Mylan continues to believe that the Transaction will result in at least $800 million of annual pre-tax operational synergies by the end of year four following consummation of the Transaction.

Bridge Facility Amendment

On August 6, 2015, Mylan entered into Amendment No. 2 (the “Amendment”) to the bridge credit agreement dated April 24, 2015, and amended on April 29, 2015, with Goldman Sachs Bank USA as the administrative agent and the lenders party thereto (the “Bridge Credit Agreement”). Pursuant to the Amendment, Mylan is permitted to, in its discretion, lower the acceptance condition for its offer to acquire Perrigo from not less than 80% of Perrigo ordinary shares to greater than 50% of Perrigo ordinary shares without obtaining the consent of the lenders under the Bridge Credit Agreement.

For more information regarding the Amendment and the Bridge Credit Agreement, see Mylan’s Current Report on Form 8-K filed on August 7, 2015, as well as Mylan’s Current Report on Form 8-K filed on May 1, 2015, Mylan’s Current Report on Form 8-K filed on April 24, 2015, and “The Transaction—Financing of the Acquisition” beginning on page 55 of the Proxy Statement.

ADDITIONAL CONSIDERATIONS

Following the reduction of the acceptance condition to the offer, you should consider the following additional considerations in deciding whether to vote to approve the Proposal.

Subsequent Offer Period

With the lower acceptance threshold, the offer will be declared unconditional and will be consummated if greater than 50% of Perrigo’s outstanding ordinary shares are tendered into the offer (and not withdrawn) and all other conditions to the consummation of the offer are satisfied, or, if permissible, waived by the expiration of an initial 60-day offer period. Under the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”), if all conditions to the offer are satisfied within this 60-day period, Mylan is required to provide a subsequent offer period for the offer of at least 14 days during which any Perrigo shareholders who did not tender in the offer may do so and receive the same consideration in the offer. Under the Irish Takeover Rules, Mylan may extend the subsequent offer period to a date of its choosing. Perrigo shareholders who did not tender into the initial offer may do so during any subsequent offer period.

Ownership of Perrigo Following Consummation of the Offer

If the offer becomes wholly unconditional within the initial 60-day offer period and, within four months of the commencement of the offer, Mylan has received valid acceptances in respect of at least 80% of Perrigo’s ordinary shares, Mylan intends to proceed with a compulsory acquisition of the remaining Perrigo ordinary shares in accordance with the provisions of Sections 456 to 460 of the Companies Act 2014 of Ireland. In these circumstances, holders of Perrigo ordinary shares who have not tendered in the offer or any subsequent offer period will receive, in the compulsory acquisition, the same amount of cash and the same number of Mylan ordinary shares that they would have received had they tendered their shares in the offer.

In the event that Mylan receives greater than 50% but less than 80% acceptances in the offer (including any subsequent offer period), it would not be able to complete the compulsory acquisition and would not acquire 100% of Perrigo’s ordinary shares. In such case, Mylan intends to operate Perrigo as a controlled subsidiary of Mylan. Under Irish law, as a majority owner of Perrigo, Mylan would have the ability to determine the composition of Perrigo’s board of directors, as well as Perrigo’s management team, and effectively control Perrigo’s operations on a day-to-day basis. Consequently, Mylan believes it would have the power to effect a post-closing restructuring of Perrigo and its subsidiaries, although failure to acquire 100% of the Perrigo ordinary shares could potentially subject Mylan’s post-closing plans for Perrigo to risk of delay and may require Mylan to pursue different restructuring steps than it would pursue if it owned 100% of Perrigo’s ordinary shares. Since Mylan has not had due diligence access to Perrigo or its business or management, Mylan has not yet formulated detailed restructuring and integration plans, and at this time cannot determine with more specificity the effect of not acquiring 100% of Perrigo’s ordinary shares on a post-closing restructuring of Perrigo and its subsidiaries. See “Plans for Perrigo” beginning on page 52 of the Proxy Statement and “Achieving Operational Synergies if Mylan Does Not Acquire 100% of the Perrigo Ordinary Shares” on page 5 of this Proxy Supplement.

Perrigo’s ordinary shares are listed on the New York Stock Exchange (“NYSE”) and the Tel Aviv Stock Exchange (“TASE”). Once Mylan controls the ability to elect Perrigo’s board of directors, it will be able to cause the delisting of the Perrigo ordinary shares from the NYSE and TASE. If Perrigo shareholders continue to hold Perrigo ordinary shares following the offer, Mylan could encounter legal challenges in the Irish courts from such minority shareholders in connection with delisting Perrigo’s ordinary shares or any other corporate action alleged by such minority shareholders as constituting an oppressive action under Irish Law. Mylan intends to cause the delisting of Perrigo’s ordinary shares from the NYSE and TASE as soon after consummation of the offer as is practicable.

Perrigo ordinary shares are currently registered under Section 12 of the Exchange Act. Perrigo will continue to be subject to Exchange Act reporting requirements pursuant to Section 12 of the Exchange Act so long as Perrigo’s ordinary shares are listed on the NYSE and pursuant to Section 15(d) of the Exchange Act so long as any class of Perrigo’s securities that was offered pursuant to an effective Securities Act registration statement (including its ordinary shares and any debt securities) is held of record by 300 or more persons. Lowering the acceptance threshold increases the likelihood that there will be 300 or more holders of record of Perrigo ordinary shares following the offer. In such case, even if Perrigo’s ordinary shares were no longer listed on the NYSE, pursuant to Section 15(d) of the Exchange Act, Perrigo would be required to continue to file periodic reports on Forms 10-Q, 10-K and 8-K, but Perrigo and its insiders and large shareholders would not be subject to the proxy solicitation and tender offer rules (Sections 14 and 13(e) of the Exchange Act), insider beneficial ownership reporting and short-swing trading rules (Section 16 of the Exchange Act) or large shareholder beneficial ownership reporting rules (Section 13(d) of the Exchange Act). In such circumstances, Perrigo may continue to incur costs associated with making required public filings and such costs may reduce correspondingly the total amount of operational synergies to be realized. Mylan intends to cause Perrigo to terminate registration of the Perrigo ordinary shares under the Exchange Act as soon after consummation of the offer as the requirements for termination of registration of the ordinary shares are satisfied. Such action could subject Mylan to legal challenges from minority shareholders as described above.

Acquisition of Any Remaining Perrigo Ordinary Shares Following Completion of the Offer

In the event that Mylan receives greater than 50% but less than 80% acceptances following completion of the offer, Mylan will evaluate whether it will seek to acquire the remaining portion of Perrigo ordinary shares or whether it will operate Perrigo as a controlled subsidiary (with or without a public float) for the foreseeable future. Any such decision would take into account alternative opportunities for the use of Mylan’s capital. Should Mylan subsequently decide to acquire the remaining portion of Perrigo ordinary shares not tendered in the initial offer, it may do so by way of a subsequent tender offer or a court sanctioned scheme of arrangement. In addition, following the offer, Mylan may purchase Perrigo ordinary shares from minority shareholders in the open market.

A subsequent tender offer would require receipt of acceptances from at least 50% in number of the holders of all remaining Perrigo ordinary shares, representing at least 80% in value of all remaining Perrigo ordinary shares (i.e., excluding all Perrigo ordinary shares owned by Mylan) in order for Mylan to proceed with a compulsory acquisition of any remaining non-tendered Perrigo ordinary shares following the completion of such subsequent tender offer. A scheme of arrangement would require the affirmative vote of at least a majority in number of the holders of all remaining Perrigo ordinary shares (i.e., holders other than Mylan) present and voting at a meeting of Perrigo shareholders held for approval of such scheme of arrangement, representing 75% or more in value of the Perrigo ordinary shares held by such holders. If this threshold is reached and the scheme of arrangement is approved by the Irish High Court, the scheme of arrangement would become binding on all holders of remaining Perrigo ordinary shares and no significant further action will be required for Mylan to acquire 100% of the remaining Perrigo ordinary shares.

The Irish Takeover Rules effectively prevent Mylan from increasing the consideration offered for any remaining Perrigo ordinary shares (including ordinary shares purchased in the open market) from the consideration offered in the initial offer for a period of at least six months after the initial offer becomes or is declared wholly unconditional. In addition, Perrigo ordinary shares purchased in the open market prior to a subsequent tender offer or scheme of arrangement to purchase the remaining outstanding Perrigo ordinary shares would not count toward achieving the required share participation levels described above.

Achieving Operational Synergies if Mylan Does Not Acquire 100% of the Perrigo Ordinary Shares

In the event that Mylan receives greater than 50% but less than 80% acceptances in the offer (including any subsequent offer period), it would not be able to complete the compulsory acquisition and would not acquire 100% of Perrigo’s ordinary shares. In such case, as discussed above, Mylan intends to operate Perrigo as a controlled subsidiary and believes that it would have the ability to cause Perrigo to take the actions required to realize the anticipated operational synergies described under “The Transaction—Plan for Perrigo” beginning on page 52 of the Proxy Statement. The arrangements necessary to implement the operational synergies between Mylan and Perrigo would need to be in this case on an arms-length basis, and this additional requirement may require Mylan to pursue different steps to realize operational synergies than it would pursue if it owned 100% of Perrigo’s ordinary shares and could potentially result in a delay in realizing the anticipated operational synergies. In addition, since Mylan would not have acquired (and paid for) 100% of the Perrigo ordinary shares, Mylan shareholders may not realize the full financial benefits of operational synergies as certain of these financial benefits may be shared by the minority shareholders of Perrigo. Since Mylan has not had due diligence access to Perrigo or its business or management, Mylan has not yet formulated detailed plans for realizing operational synergies and at this time cannot determine with more specificity the effect of not acquiring 100% of Perrigo’s ordinary shares on its synergy plans. See “Failure to acquire 100% of the Perrigo ordinary shares may affect our ability to complete any post-closing restructuring of Perrigo and its subsidiaries. This could reduce or delay the operational or other synergies to Mylan” on page 28 of the Proxy Statement.

Mylan has carefully reviewed Perrigo’s publicly available information in connection with estimating the annual pre-tax operational synergies from the Transaction and believes based on its prior experience integrating other acquired companies, including Mylan Laboratories Limited (formerly Matrix Laboratories Limited), which Mylan acquired less than 100% of in 2007 and operated as a controlled subsidiary until 2015, that it can successfully manage the additional risks described above and realize the anticipated operational synergies from the Transaction. Accordingly, the possibility of operating Perrigo as a controlled subsidiary does not change any of Mylan’s key assumptions regarding the categories of operational synergies available or the potential opportunity within each category, and Mylan continues to believe that the Transaction will result in at least $800 million of annual pre-tax operational synergies by the end of year four following consummation of the Transaction.

ADDITIONAL UNAUDITED PRO FORMA FINANCIAL INFORMATION

On August 13, 2015, Mylan announced that it exercised its option, as described in the Proxy Statement, to formally reduce the acceptance condition to the offer by lowering the acceptance threshold from not less than 80% of Perrigo ordinary shares to greater than 50% of Perrigo ordinary shares. The unaudited pro forma condensed combined financial information presented in the Proxy Statement was prepared on the basis of certain assumptions, including, consistent with customary practice in similar transactions, the acquisition of 100% of Perrigo’s ordinary shares in the Transaction. In the event that Mylan does not acquire 100% of Perrigo’s ordinary shares in the Transaction, Mylan’s share of the total shareholder equity and net income (loss) of Perrigo would be correspondingly reduced by the interests of the remaining shareholders in Perrigo’s ordinary shares. The following unaudited pro forma financial information summarizes the potential impact of Mylan owning less than 100% of Perrigo’s ordinary shares and supplements the information presented under “Unaudited Pro Forma Financial Information” beginning on page 61 of the Proxy Statement, and all corresponding information presented in the Proxy Statement, and should be read in conjunction with the unaudited pro forma financial information and historical financial statements included in or incorporated by reference into the Proxy Statement.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information

(Unaudited, in millions)	March 31, 2015
	(Pro forma combined)
Ownership level	50.1%	75.0%	100%
Total assets	$64,961.4	$64,838.0	$64,703.5
Long-term debt, including current portion	20,223.8	22,923.8	25,623.8
Total liabilities	31,664.2	34,364.2	37,064.2
Total equity, excluding noncontrolling interest	18,243.9	22,922.1	27,619.4
Noncontrolling interest	15,053.3	7,551.7	19.9
Total equity	$33,297.2	$30,473.8	$27,639.3

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Information

(Unaudited, in millions except per share amounts)	Year Ended December 31, 2014
	(Pro forma combined)
Ownership level	50.1%	75.0%	100%
Total revenues	$15,574.7	$15,574.7	$15,574.7
Earnings from operations	1,390.1	1,390.1	1,390.1
Interest expense	636.0	693.0	749.4
Earnings before income taxes and noncontrolling interest	588.9	531.9	475.5
Net loss (earnings) attributable to the noncontrolling interest	115.4	56.0	(3.7)
Net earnings attributable to Mylan N.V. ordinary shareholders	725.5	619.3	513.4
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$1.11	$0.84	$0.62
Diluted	$1.07	$0.81	$0.61
Weighted average ordinary shares outstanding:
Basic	653.3	737.6	822.3
Diluted	677.6	761.9	846.6

(Unaudited, in millions except per share amounts)	Three Months Ended March 31, 2015
	(Pro forma combined)
Ownership level	50.1%	75.0%	100%
Total revenues	$3,561.4	$3,561.4	$3,561.4
Earnings from operations	111.1	111.1	111.1
Interest expense	153.7	168.2	182.8
Loss before income taxes and noncontrolling interest	(327.0)	(341.6)	(356.1)
Net loss attributable to the noncontrolling interest	161.0	80.7	—
Net loss attributable to Mylan N.V. ordinary shareholders	(106.3)	(198.5)	(291.1)
Loss per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$(0.16)	$(0.27)	$(0.35)
Diluted	$(0.16)	$(0.27)	$(0.35)
Weighted average ordinary shares outstanding:
Basic	660.9	745.2	829.9
Diluted	660.9	745.2	829.9

Notes to Unaudited Pro Forma Financial Information

1.	Basis of Presentation

For purposes of the presentation of the unaudited pro forma financial information, Mylan has assumed that Perrigo will become a majority-owned subsidiary over which Mylan will be able exercise control at the acquisition date. Under Irish law, as a majority owner of Perrigo, Mylan would have the ability to determine the composition of Perrigo’s board of directors, as well as Perrigo’s management team, and effectively control Perrigo’s operations on a day-to-day basis. Pro forma income (loss) attributable to the Perrigo noncontrolling interest has been allocated based upon the relative ownership percentages. The noncontrolling interest related to Perrigo is recorded within the equity section but separate from Mylan’s equity in the selected unaudited pro forma condensed combined balance sheet information. For the purpose of the presentation of the ownership levels at less than 100% in the selected unaudited pro forma condensed combined statement of operations information, Mylan applied push down accounting for the acquisition related adjustments. Mylan did not apply push down accounting for the finance related adjustments.

2.	Purchase Price

Upon consummation of the proposed acquisition of Perrigo, Perrigo ordinary shareholders will receive $75 of cash and 2.3 Mylan ordinary shares for each Perrigo ordinary share. The following table presents the number of Mylan ordinary shares and cash consideration assumed issued at the various ownership levels.

(Unaudited)
Ownership level	50.1%	75.0%	100%
Perrigo ordinary shares outstanding as of April 24, 2015	146,262,983	146,262,983	146,262,983
Perrigo ordinary shares to be issued to settle share-based awards	948,790	948,790	948,790

Total estimated Perrigo ordinary shares available to be acquired	147,211,773	147,211,773	147,211,773

Perrigo shares acquired by Mylan	73,753,098	110,408,830	147,211,773

Multiplied by equity exchange ratio	2.3	2.3	2.3

Number of Mylan shares to be issued to Perrigo Shareholders	169,632,126	253,940,308	338,587,078

Multiplied by Mylan closing price on July 27, 2015	$56.37	$56.37	$56.37

Estimated fair value of ordinary shares transferred (in millions)	$9,562.2	$14,314.6	$19,086.2

Cash consideration per each Perrigo ordinary shares to be acquired	$75.00	$75.00	$75.00

Estimated cash consideration (in millions)	$5,531.5	$8,280.7	$11,040.9

Fair value of total consideration transferred (in millions)	$15,093.7	$22,595.4	$30,127.1

Implied fair value of Perrigo noncontrolling interest (in millions)	$15,033.4	$7,531.8	$—

The implied fair value of the noncontrolling interest is based upon the per share fair value of the total consideration transferred at the acquisition date and excludes any potential control premium or minority interest discount. If there is an active market price for Perrigo’s ordinary shares at the acquisition date, the fair value will be determined based upon the active market price.

3.	Debt and Interest Expense

On April 24, 2015, the Company entered into the Bridge Credit Agreement with the lenders from time to time party thereto and Goldman Sachs Bank USA, as the Administrative Agent in connection with the offer. The Bridge Credit Agreement, as amended on April 29, 2015 and August 6, 2015, provides for a bridge credit facility (the “Bridge Facility”) under which Mylan may obtain loans up to an aggregate amount of approximately $12.5 billion. The Bridge Facility consists of a Tranche A Loan in an aggregate amount up to $11.0 billion and a Tranche C Loan in an aggregate amount up to $1.5 billion. The Tranche A Loans mature on the day that is 364 days after the Loans are funded, and the Tranche C loans mature on the day that is six months after the Loans are funded. The proceeds of the Bridge Facility will be applied solely to finance the acquisition, directly or indirectly (whether by way of the offer (and subsequent compulsory acquisition) or other legal arrangement) of all or any portion of the ordinary shares of Perrigo outstanding (on a fully diluted basis) as of the consummation of the Acquisition and costs related to the Acquisition to the extent that the cash portion of the consideration being paid as part of the Acquisition is not funded from our own resources and/or alternative funding sources.

Mylan expects to use the borrowings from the Bridge Facility to finance the proposed acquisition of Perrigo to the extent that the cash portion of the consideration under the offer is not funded from our own resources and/or alternative funding sources. For purposes of the unaudited pro forma financial information, we have reflected Tranche A borrowings and related debt issuance costs based upon the following ownership levels.

(Unaudited, in millions)
Ownership level	50.1%	75.0%	100%
Estimated Tranche A borrowings	$5,600	$8,300	$11,000
Debt issuance costs	$242.3	$316.5	$390.8

For purposes of this unaudited pro forma financial information, we have assumed that the amounts outstanding under the Bridge Facility bear interest at LIBOR, plus an estimated margin ranging from 150-225 basis points. The following table presents the pro forma adjustment to interest expense at the various ownership levels for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, at a weighted average rate of approximately 2.2%. For all three scenarios presented below for the year ended December 31, 2014, Mylan has included a pro forma interest expense adjustment of $59.0 million to reflect the estimated additional annual interest expense to be incurred by Perrigo for $1.6 billion principal amount of Senior Notes issued on December 2, 2014 to finance the acquisition of Omega Pharma Invest N.V. Interest related to this debt was included in Perrigo historical results for the three months ended March 31, 2015, as such no pro forma adjustment was necessary.

(Unaudited, in millions)
Ownership level	50.1%	75.0%	100%
Pro forma interest expense adjustment for the three months ended March 31, 2015	$30.2	$44.7	$59.3
Pro forma interest expense adjustment for the year ended December 31, 2014	$182.7	$239.7	$296.1

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website from which interested parties can electronically access our SEC filings, including the Registration Statement of which the Proxy Statement and this Proxy Supplement form a part and the exhibits and schedules thereto. The address of that site is http://www.sec.gov. Our internet website address is www.mylan.com. Information on our website does not constitute a part of this Proxy Supplement.

On August 6, 2015, we filed Amendment No. 3 to the Registration Statement to register with the SEC the Mylan ordinary shares to be issued in the Transaction. We may file further amendments to the Registration Statement. On August 6, 2015, we also filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. In addition, on August 10, 2015, we filed an investor presentation as additional definitive solicitation material. You should read these documents as they will contain important information. These documents will not be sent to you in hard copy form. You may obtain copies of these documents and other information we have filed with the SEC by contacting our proxy solicitor, Innisfree M&A Incorporated, as directed in the Proxy Statement or this Proxy Supplement. You may also request that our proxy solicitor send you all future documents, announcements and information in relation to the Transaction in hard copy form.

RESPONSIBILITY STATEMENT

The directors of Mylan accept responsibility for the information contained in this document, save that the only responsibility accepted by the directors of Mylan in respect of the information in this document relating to Perrigo, the Perrigo group, the Perrigo board of directors and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Mylan to verify this information). To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Perrigo or Mylan, all ‘dealings’ in any ‘relevant securities’ of Perrigo or Mylan (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (New York time) on the ‘business’ day following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Perrigo or Mylan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Perrigo by Mylan or ‘relevant securities’ of Mylan by Perrigo, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (New York time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

Interests in securities arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

Goldman Sachs, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting for Mylan and no one else in connection with the Perrigo Proposal and will not be responsible to anyone other than Mylan for providing the protections afforded to clients of Goldman Sachs, or for giving advice in connection with the Perrigo Proposal or any matter referred to herein.

Goldman Sachs does not accept any responsibility whatsoever for the contents of this document or for any statement made or purported to be made by them or on their behalf in connection with the offer. Goldman Sachs accordingly disclaims all and any liability whether arising in tort, contract or otherwise which it might otherwise have in respect of this document or any such statement.

NO PROFIT FORECAST/ASSET VALUATIONS

The statement “Mylan continues to believe that the Transaction will result in at least $800 million of annual pre-tax operational synergies by the end of year four following consummation of the Transaction” included in this Proxy Supplement should not be construed as a profit forecast or interpreted to mean that the combined earnings of Mylan and Perrigo in any period following this Proxy Supplement would necessarily match or be greater than or be less than those of Mylan and/or Perrigo for the relevant preceding financial period or any other period. No other statement in this document is intended to constitute a profit forecast for any period, nor should any other statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Mylan or Perrigo as appropriate. No statement in this document constitutes an asset valuation.

FORWARD-LOOKING STATEMENTS

This Proxy Supplement, and the documents incorporated herein by reference, contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed Transaction, Mylan’s acquisition (the “EPD Transaction”) of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business (the “Acquired EPD Business”), the benefits and synergies of the proposed Transaction or EPD Transaction, future opportunities for Mylan, Perrigo, or the combined company and products, and any other statements regarding Mylan’s, Perrigo’s, or the combined company’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the proposed Transaction, including as to the timing of the Transaction, whether Perrigo will cooperate with Mylan and whether Mylan will be able to consummate the Transaction, whether Mylan shareholders will provide the requisite approvals for the proposed Transaction, the possibility that competing offers will be made, the possibility that the conditions to the consummation of the offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the Transaction or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the Transaction; the ability to meet expectations regarding the accounting and tax treatments of the proposed Transaction and the EPD Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of Perrigo and the Acquired EPD Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the proposed Transaction and the EPD Transaction; the retention of certain key employees of Perrigo and the Acquired EPD Business being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the proposed Transaction and the EPD Transaction within the expected time-frames or at all and to successfully integrate Perrigo and the Acquired EPD Business; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to our ability to bring new products to market; success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Perrigo, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, in Mylan’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, and our other filings with the SEC. These risks, as well as other risks associated with Mylan, Perrigo and the combined company are also more fully discussed in the section entitled “Risk Factors” beginning on page 22 of the Proxy Statement. You can access Mylan’s filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the filing date of this Proxy Supplement, except as required by applicable law.

All subsequent written or oral forward-looking statements concerning the Transaction or other matters addressed in this Proxy Supplement and attributable to Mylan or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.